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                                   EXHIBIT 5.1

                                  [LETTERHEAD]

                                  June 19, 2000


Stratos Lightwave, Inc.
7444 West Wilson Avenue
Chicago, Illinois 60706

               Re:    FORM S-1 REGISTRATION STATEMENT
                      SEC FILE NO. 333-34864

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission on April 14, 2000 and amended by Amendment No. 1 filed on June 5, 2000 (as the same may thereafter be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 10,062,500 shares of your common stock, $.01 par value per share (the "Stock"). The Stock includes 8,750,000 shares to be issued and sold by you and an over-allotment option granted by you to the Underwriters to purchase 1,312,500 additional shares.

        We understand that the Stock is to be sold to the Underwriters for resale to the public as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of the Stock. It is our opinion that the Stock, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of Stratos Lightwave, will be duly authorized, legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments or supplements thereto.

                                                   Very truly yours,

                                                   /s/ Lord, Bissell & Brook

                                                   Lord, Bissell & Brook